Exhibit 99.1

CROSS COUNTRY HEALTHCARE ANNOUNCES FIRST QUARTER
2024 FINANCIAL RESULTS

BOCA RATON, Fla., May 1, 2024--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) today announced financial results for its first quarter ended March 31, 2024.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q1 2024 vs		Q1 2024 vs
Dollars are in thousands, except per share amounts	Q1 2024	Q1 2023		Q4 2023
Revenue	$379,174	(39)%		(8)%
Gross profit margin*	20.4%	(200)	bps	(150)	bps
Net income attributable to common stockholders	$2,692	(91)%		(70)%
Diluted EPS	$0.08	$(0.73)		$(0.18)
Adjusted EBITDA*	$15,282	(71)%		(26)%
Adjusted EBITDA margin*	4.0%	(440)	bps	(100)	bps
Adjusted EPS*	$0.19	$(0.65)		$(0.10)
Cash flows provided by operations	$6,011	(87)%		(50)%
* Represents amounts that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are referred to as non-GAAP measures. Please refer to the accompanying discussion below of how these non-GAAP financial measures are calculated and used under “Non-GAAP Financial Measures” and tables reconciling these measures to the closest GAAP measure.

First Quarter Business Highlights

•Revenue, Adjusted EBITDA, and Adjusted EPS all within guidance ranges
•Physician Staffing and Homecare Staffing experienced year-over-year revenue growth
•No debt outstanding as of March 31, 2024
•Repurchased approximately 300,000 shares of common stock for $6.4 million

“Our first quarter results reflect our ability to execute in a challenging market. We are especially pleased with the momentum we are seeing in physician staffing, homecare, and education,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “With near-term headwinds for contingent nursing labor, we continue to right-size our infrastructure while managing the business for the long-term. I am encouraged by the prospects for growth and improved profitability as we execute our strategy as a tech-enabled workforce solutions provider.”

First quarter consolidated revenue was $379.2 million, a decrease of 39% year-over-year and 8% sequentially. Consolidated gross profit margin was 20.4%, down 200 basis points year-over-year and 150 basis points sequentially. Net income attributable to common stockholders was $2.7 million compared to $29.4 million in the prior year and $9.0 million in the prior quarter. Diluted earnings per share (EPS) was $0.08 compared to $0.81 in the prior year and $0.26 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $15.3 million, or 4.0% of revenue, as compared with

Exhibit 99.1
$52.1 million, or 8.4% of revenue, in the prior year, and $20.6 million, or 5.0% of revenue, in the prior quarter. Adjusted EPS was $0.19, compared to $0.84 in the prior year and $0.29 in the prior quarter.

Quarterly Business Segment Highlights
Nurse and Allied Staffing
Revenue was $332.2 million, a decrease of 43% year-over-year and 10% sequentially. Contribution income was $27.2 million, a decrease from $67.2 million year-over-year and $33.9 million sequentially. Average field contract personnel on a full-time equivalent (FTE) basis were 9,124 as compared with 12,518 in the prior year and 9,570 in the prior quarter. Revenue per FTE per day was $397 compared to $513 in the prior year and $414 in the prior quarter.
Physician Staffing
Revenue was $47.0 million, an increase of 16% year-over-year and flat sequentially. Contribution income was $3.1 million, an increase from $1.7 million year-over-year and $1.9 million sequentially. Total days filled were 23,785 as compared with 22,097 in the prior year and 23,578 in the prior quarter. Revenue per day filled was $1,976 as compared with $1,829 in the prior year and $1,988 in the prior quarter.

Cash Flow and Balance Sheet Highlights
Net cash provided by operating activities for the three months ended March 31, 2024 was $6.0 million, as compared to $46.9 million for the three months ended March 31, 2023 and $12.1 million for the three months ended December 31, 2023.
During the first quarter, the Company repurchased a total of 0.3 million shares of the Company’s common stock for an aggregate price of $6.4 million, at an average market price of $20.51 per share. As of March 31, 2024, the Company had 34.3 million unrestricted shares outstanding and $70.9 million remaining for share repurchase.
As of March 31, 2024, the Company had $5.2 million in cash and cash equivalents with no debt outstanding. There were no borrowings drawn under its revolving senior secured asset-based credit facility (ABL). As of March 31, 2024, borrowing base availability under the ABL was $200.1 million, with $186.3 million of availability net of $13.8 million of letters of credit.

Outlook for Second Quarter 2024
The guidance below applies to management’s expectations for the second quarter of 2024.

	Q2 2024 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$330 million - $340 million	(39)% - (37)%	(13)% - (10)%

Adjusted EBITDA*	$10.0 million - $15.0 million	(77)% - (66)%	(35)% - (2)%

Adjusted EPS*	$0.10 - $0.20	$(0.59) - $(0.49)	$(0.09) - $0.01
* Refer to discussion of non-GAAP financial measures and reconciliation tables below.
The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases.

Exhibit 99.1
INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, May 1, 2024, at 5:00 P.M. Eastern Time to discuss its first quarter 2024 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountry.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from May 1st through May 15th on the Company’s website and a replay of the conference call will be available by telephone by calling 800-835-8067 from anywhere in the U.S. or 203-369-3354 from non-U.S. locations - Passcode: 5204.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a market-leading, tech-enabled workforce solutions and advisory firm with 38 years of industry experience and insight. We help clients tackle complex labor-related challenges and achieve high-quality outcomes, while reducing complexity and improving visibility through data-driven insights. Diversity, equality, and inclusion is at the heart of the organization’s overall corporate social responsibility program, and closely aligned with our core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes such non-GAAP financial measures are useful to investors when evaluating the Company’s performance, as such non-GAAP financial measures exclude certain items that management believes are not indicative of the Company’s future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

In addition, forward-looking adjusted EBITDA and adjusted EPS for fiscal 2024 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We have not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition,

Exhibit 99.1
the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature and/or depend upon or refer to future events. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “suggests,” “appears,” “seeks,” “will,” “could,” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services we provide, both nationally and in the regions in which we operate, our ability to attract and retain qualified nurses, physicians, and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, including data privacy and protection laws, social, ethical, and security issues relating to the use of artificial intelligence, our customers’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures that the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to “the Company,” “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Exhibit 99.1

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2024	2023	2023

Revenue from services	$379,174	$622,707	$414,035
Operating expenses:
Direct operating expenses	301,877	483,284	323,546
Selling, general and administrative expenses	63,252	84,260	67,566
Bad debt expense	1,290	4,908	4,165
Depreciation and amortization	4,642	4,904	4,471
Restructuring costs	938	429	863
Legal and other losses	3,650	1,125	—
Impairment charges	604	—	—
Total operating expenses	376,253	578,910	400,611
Income from operations	2,921	43,797	13,424
Other expenses (income):
Interest expense	462	3,690	586
Other income, net	(1,230)	(12)	(131)
Income before income taxes	3,689	40,119	12,969
Income tax expense	997	10,683	3,931
Net income attributable to common stockholders	$2,692	$29,436	$9,038

Net income per share attributable to common stockholders - Basic	$0.08	$0.82	$0.26

Net income per share attributable to common stockholders - Diluted	$0.08	$0.81	$0.26

Weighted average common shares outstanding:
Basic	34,216	35,864	34,481
Diluted	34,597	36,560	34,685

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2024	2023	2023
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$2,692	$29,436	$9,038
Interest expense	462	3,690	586
Income tax expense	997	10,683	3,931
Depreciation and amortization	4,642	4,904	4,471
Acquisition and integration-related benefits	—	(18)	—
Restructuring costs[b]	938	429	863
Legal and other losses[c]	3,650	1,125	—
Impairment charges[d]	604	—	—
Loss on disposal of fixed assets	—	—	44
Loss on lease termination	—	8	—
Other income, net	(1,230)	(20)	(175)
Equity compensation	1,198	1,775	1,166
System conversion costs[e]	1,329	129	668
Adjusted EBITDA[a]	$15,282	$52,141	$20,592
Adjusted EBITDA margin[a]	4.0%	8.4%	5.0%

Adjusted EPS:[f]
Numerator:
Net income attributable to common stockholders	$2,692	$29,436	$9,038
Non-GAAP adjustments - pretax:
Acquisition and integration-related benefits	—	(18)	—
Restructuring costs[b]	938	429	863
Legal and other losses[c]	3,650	1,125	—
Impairment charges[d]	604	—	—
Other income, net	(1,115)	—	—
System conversion costs[e]	1,329	129	668
Tax impact of non-GAAP adjustments	(1,405)	(427)	(400)
Adjusted net income attributable to common stockholders - non-GAAP	$6,693	$30,674	$10,169

Denominator:
Weighted average common shares - basic, GAAP	34,216	35,864	34,481
Dilutive impact of share-based payments	381	696	204
Adjusted weighted average common shares - diluted, non-GAAP	34,597	36,560	34,685

Reconciliation:
Diluted EPS, GAAP	$0.08	$0.81	$0.26
Non-GAAP adjustments - pretax:
Restructuring costs[b]	0.02	0.01	0.02
Legal and other losses[c]	0.10	0.03	—
Impairment charges[d]	0.02	—	—
Other income, net	(0.03)	—	—
System conversion costs[e]	0.04	—	0.03
Tax impact of non-GAAP adjustments	(0.04)	(0.01)	(0.02)
Adjusted EPS, non-GAAP[f]	$0.19	$0.84	$0.29

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$5,242	$17,094
Accounts receivable, net	357,458	372,352
Income taxes receivable	6,326	6,898
Prepaid expenses	7,616	7,681
Insurance recovery receivable	8,815	9,097
Other current assets	1,861	2,031
Total current assets	387,318	415,153
Property and equipment, net	28,200	27,339
Operating lease right-of-use assets	1,831	2,599
Goodwill	135,430	135,430
Other intangible assets, net	51,742	54,468
Deferred tax assets	6,805	5,954
Insurance recovery receivable	23,120	25,714
Cloud computing	7,209	5,987
Other assets	6,784	6,673
Total assets	$648,439	$679,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$68,921	$85,333
Accrued compensation and benefits	51,606	52,297
Operating lease liabilities	2,362	2,604
Earnout liability	4,100	6,794
Other current liabilities	1,453	1,559
Total current liabilities	128,442	148,587
Operating lease liabilities	2,130	2,663
Accrued claims	34,299	34,853
Earnout liability	—	5,000
Uncertain tax positions	11,339	10,603
Other liabilities	4,039	4,218
Total liabilities	180,249	205,924

Commitments and contingencies

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	228,525	236,417
Accumulated other comprehensive loss	(1,388)	(1,385)
Retained earnings	241,049	238,357
Total stockholders’ equity	468,190	473,393
Total liabilities and stockholders’ equity	$648,439	$679,317

Cross Country Healthcare, Inc.
Segment Data[g]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	March 31,	% of	March 31,	% of	December 31,	% of	% change	% change
	2024	Total	2023	Total	2023	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$332,186	88%	$582,302	94%	$367,155	89%	(43)%	(10)%
Physician Staffing	46,988	12%	40,405	6%	46,880	11%	16%	—%
	$379,174	100%	$622,707	100%	$414,035	100%	(39)%	(8)%

Contribution income:[h]
Nurse and Allied Staffing	$27,183		$67,169		$33,901		(60)%	(20)%
Physician Staffing	3,138		1,724		1,947		82%	61%
	30,321		68,893		35,848		(56)%	(15)%

Corporate overhead[i]	17,566		18,656		17,090		6%	(3)%
Depreciation and amortization	4,642		4,904		4,471		5%	(4)%
Restructuring costs[b]	938		429		863		(119)%	(9)%
Legal and other losses[c]	3,650		1,125		—		(224)%	(100)%
Impairment charges[d]	604		—		—		(100)%	(100)%
Other benefits	—		(18)		—		(100)%	—%
Income from operations	$2,921		$43,797		$13,424		(93)%	(78)%

Other benefits include acquisition and integration-related benefits.

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,	March 31,	December 31,
	2024	2023	2023

Net cash provided by operating activities	$6,011	$46,865	$12,074
Net cash used in investing activities	(2,210)	(3,496)	(2,875)
Net cash used in financing activities	(15,653)	(46,681)	(6,416)
Effect of exchange rate changes on cash	—	(1)	10
Change in cash and cash equivalents	(11,852)	(3,313)	2,793
Cash and cash equivalents at beginning of period	17,094	3,604	14,301
Cash and cash equivalents at end of period	$5,242	$291	$17,094

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
	2024	2023	2023

Revenue from services	$379,174	$622,707	$414,035
Less: Direct operating expenses	301,877	483,284	323,546
Gross profit	$77,297	$139,423	$90,489
Consolidated gross profit margin[j]	20.4%	22.4%	21.9%

Nurse and Allied Staffing statistical data:
FTEs[k]	9,124	12,518	9,570
Average Nurse and Allied Staffing revenue per FTE per day[l]	$397	$513	$414

Physician Staffing statistical data:
Days filled[m]	23,785	22,097	23,578
Revenue per day filled[n]	$1,976	$1,829	$1,988

(a) Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal and other losses, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and system conversion costs. Adjusted EBITDA is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(b)    Restructuring costs were primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives.
(c)    Includes legal costs and other settlement charges as presented on the consolidated statements of operations, as well as losses pertaining to matters outside the normal course of operations.
(d)    Impairment charges of $0.6 million for the three months ended March 31, 2024 were related to right-of-use assets and related property in connection with vacated leases in the first quarter of 2024.
(e)    System conversion costs include enterprise resource planning system costs related to the upgrading and integrating of our middle and back-office platforms, with certain development costs capitalized and amortized in accordance with the Company’s policies, and applicant tracking system costs related to the Company’s project to replace its legacy system supporting its travel nurse staffing business.
(f)    Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal and other losses, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, system conversion costs, and nonrecurring income tax adjustments. Adjusted EPS is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes Adjusted EPS provides a more useful comparison of the Company’s underlying business performance from period to period and is more representative of the future earnings capacity of the Company than EPS. Quarterly non-GAAP adjustment may vary due to rounding.
(g)    Segment data is provided in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.
(h)     Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal and other losses, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.
(i)     Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and Company-wide projects (initiatives).
(j)    Gross profit is defined as revenue from services less direct operating expenses. The Company’s gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.
(k)    FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(l)     Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(m)     Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(n)     Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com

Source: Cross Country Healthcare, Inc.